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                                                                    Exhibit 11.1


                            THE CHUBB CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                         THREE MONTHS ENDED MARCH 31


                                                     1994             1993
                                                     ----             ----
                                                         (in millions)
Net income.......................................   $ 73.2           $125.8

After-tax interest expense on 6% guaranteed
  exchangeable subordinated notes................      2.4              2.5
                                                    ------           ------

Net income for computing earnings per share......   $ 75.6           $128.3
                                                    ======           ======


Average number of common shares outstanding......     87.7             87.6

Additional shares from assumed conversion of
  6% guaranteed exchangeable subordinated
  notes as if each $1,000 of principal
  amount had been converted at issuance
  into 11.628 shares of common stock.............      2.9              2.9
                                                    ------           ------

Average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share...................     90.6             90.5
                                                    ======           ======


  Net income per share...........................   $  .83           $ 1.42